Exhibit 99.2

February 24, 2004

Confidential

O’Neill Acquisition Company, LLC

c/o Golden State Vintners, Inc.

607 Airport Road

Napa, CA 94558

Attn: Mr. Jeffrey B. O’Neill

Re:	Equity Financing Commitment Letter

Ladies & Gentlemen:

You have advised the undersigned that O’Neill Acquisition Company, a Delaware limited liability company (“Buyer”), has been formed by Mr. Jeffrey B. O’Neill (“O’Neill”) to consummate the acquisition (the “Acquisition”) of all or substantially all of the stock (the “Target Stock”) of Golden State Vintners, Inc, a Delaware corporation (the “Target”). You have further advised that Buyer intends to finance the Acquisition in accordance with the term sheet attached hereto (the “Term Sheet”). Capitalized terms used herein which are defined in the Term Sheet have the meanings set forth therein, unless otherwise clearly indicated.

Upon the terms and subject to satisfaction of the conditions set forth in this letter agreement (and subject to rejection of this commitment by the Buyer in its sole discretion), the undersigned hereby commits to purchase the number of Common Units of Buyer (the “Securities”) indicated on the signature page hereof.

The terms and conditions of the undersigned’s commitment are as follows:

1.	Terms of Equity Acquisition Financing

The undersigned will pay for Common Units in cash and/or Target Stock, as indicated on the signature page hereof. To the extent that the undersigned pays for Units with Target Stock, each share of such Target Stock shall be valued at the Per Share Purchase Price.

2.	Closing

Subject to the satisfaction of the conditions set forth in Section 3, the closing of the purchase of the Securities will occur on (or immediately before) the closing of the Acquisition. Notwithstanding anything herein to the contrary, the undersigned’s commitment to purchase Securities shall terminate upon the first to occur of (i) July 31, 2004 and (ii) the date that the Merger Agreement shall have been terminated in accordance with its terms.

3.	Conditions Precedent

The following are conditions precedent to closing of the purchase of the Units:

(a)	The negotiation and execution of a Merger Agreement (the “Merger Agreement”), with terms and conditions no less favorable to Buyer than the draft Merger Agreement provided by representatives of the Target and dated February 11, 2004 among Buyer, Acquisition Sub and Target and satisfaction or waiver of all conditions precedent to the obligations of Buyer thereunder.

(b)	The approval by the Board of Directors of the Target of the Merger Agreement, the Acquisition and the purchase of Securities contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law.

(c)	The negotiation and execution of a subscription agreement (the “Subscription Agreement”) and Securityholders Agreement setting forth the rights and obligations of the undersigned and the other members of Buyer in accordance with the terms set forth herein and in the Term Sheet.

(d)	Concurrently with the consummation of the purchase of the Securities by the undersigned, O’Neill and the other Investors will purchase their Common Units, and the Buyer shall have received the Debt Financing, in each case, as indicated in the Term Sheet.

4.	Certain Representations

The undersigned understands that the purchase of Securities is speculative and involves a high degree of risk. The undersigned has knowledge and experience in financial affairs and is capable of evaluating the merits and risks and has not relied in connection with this investment upon the identity of or advice from Buyer, O’Neill or any other Investor or upon any representations, warranties or agreements other than those set forth in this letter agreement or to be set forth in the Subscription Agreement. The undersigned has had an opportunity to review the draft Merger Agreement referred to above and does not require further due diligence with respect to the Target or the Acquisition. The undersigned has no need for liquidity with respect to any investment in the Securities, can afford to bear the economic risk of holding the Securities for an indefinite period of time, and can afford to suffer the complete loss of any investment in the Securities. The undersigned will purchase Securities for its own account, without a view to or for sale in connection with any distribution of all or any part of the Securities. The offering and sale of the Securities is intended to be exempt from registration under the Securities Act of 1933 and all applicable state securities laws, based in part on these representations, and additional representations to be provided by the undersigned in the Subscription Agreement. The offering and sale of Securities has not been reviewed by the SEC or other securities agency. There is no established market for the Securities and no public market will develop. Investors must bear the economic risk of an investment in the Buyer and the Target for an indefinite period of time because, among other reasons, the offering of the Securities has not been registered under the Securities Act, and therefore Securities cannot be sold unless they are subsequently registered or an exemption from such registration is available. Sales or transfers of Securities will be further restricted by the provisions of the Securityholders Agreement and applicable state securities laws.

5.	Miscellaneous

(a)	Attorneys’ Fees. In the event of any arbitration, lawsuit or other proceeding by any party arising under or out of, in connection with or in respect of, this letter agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, and it shall be the opinion of the determining court as to which or whether any party was actually the prevailing party in any such action. Attorneys’ fees incurred in enforcing any judgment in respect of this letter agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this letter agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

(b)	Integration. This letter agreement, together with Exhibit A to the Confidentiality and Standstill Agreement previously executed by the undersigned constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith.

(c)	Governing Law. This letter agreement shall be governed by the internal laws of the State of Delaware. Each of the Buyer and undersigned hereby consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this letter agreement or any of the transactions contemplated hereby and further waive any rights they may have (and agree not) to assert that they are not subject to the jurisdiction of such courts or the doctrine of forum non conveniens, or to object to venue.

This commitment may be accepted by you at any time prior to 5:00 p.m. Wednesday, February 25, 2004. If not accepted by such time it shall expire.

Sincerely,

Signature:

Name:

Title:

Units to be Purchased:

Number of Common Units to be purchased:	shares

Total Investment:	$

Target Stock to be Delivered:

Number of Shares of Target Stock (if any) to be delivered as part of Purchase Price:	shares

Total Value of Target Stock	$

Acknowledged and Accepted this          day of                 , 2004.

O’NEILL ACQUISITION COMPANY, LLC

By:

Name: Title: